November 16, 2006
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

Re:	Allied Waste Industries, Inc.
Ladies and Gentlemen:
     In connection with the sale by the Selling Stockholders (as defined below) of 33,000,000 shares (the “Shares”) of common stock of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2006 (File No. 333-135092) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated June 16, 2006, included in the Registration Statement (the “Base Prospectus”), a prospectus supplement, dated November 16, 2006 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”), and an underwriting agreement, dated November 16, 2006, among UBS Securities LLC, the selling stockholders named therein (the “Selling Stockholders”) and the Company (the “Underwriting Agreement”), you have requested our opinion with respect to the matters set forth below.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the following:
(a)	The Underwriting Agreement, the Registration Statement and the Prospectus; and

(b)	The Restated Certificate of Incorporation, as amended, and Bylaws of the Company (the “Governing Documents”) and certain resolutions of the Board of Directors of the Company.

Allied Waste Industries, Inc.
November 16, 2006

     As to facts material to the opinions and confirmations expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of the Company in the Underwriting Agreement. We have not independently verified such factual matters.
     We are opining herein as to the effect on the subject transaction only of the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Unless otherwise stated, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to registered public offerings of common stock.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been validly issued, fully paid and non-assessable and free of preemptive rights arising from the Governing Documents.
     We consent to your filing this opinion as an exhibit to the Registrations Statement, and to the reference of our firm contained under the heading “Legal Matters” in the Prospectus.

Very truly yours,
/s/ Latham & Watkins LLP